Exhibit 99.1

December XX, 2015

Dear Shareholder:

We are writing to follow up on our previous communication dated August 11, 2015, when Global Income Trust, Inc. (the Company) announced it was entering into a definitive Purchase and Sale Agreement with Griffin Capital Corporation (Griffin Capital), an unaffiliated third-party, for the sale of the three remaining properties in our real estate portfolio. The purchase price was approximately $93.65 million, less the loans encumbering the properties.

On December 10, 2015, at a special meeting of shareholders, where a quorum was present, shareholders approved the sale to Griffin Capital Essential Asset REIT, Inc. (Griffin), an affiliate of Griffin Capital, and approved the dissolution and liquidation proposals detailed in the definitive proxy dated November 2, 2015.

On December 11, 2015, we consummated the sale to Griffin for $93.65 million. Net cash to the Company, after deducting for the assumed loans, was $38.6 million. As a result of the sale and pending dissolution, which we anticipate will be finalized prior to the end of 2015, shareholders will receive a total of $7.01 per share in cash, as previously communicated, payable on or about December 31, 2015. The proceeds will be a combination of (i) a liquidating distribution from the sale of the three remaining properties and the sale of the remaining 5.1 percent interest in the German properties to an affiliate of CNL Financial Group, LLC (CNL), the company’s sponsor, plus (ii) a separate payment from CNL Global Income Advisors, LLC, the Company’s advisor and an affiliate of CNL as reimbursement of certain organizational, offering and operating expenses (Direct Payment).

Shareholders will receive funds in two separate payments at their distribution addresses of record, which will be a custodian if the account is qualified. In January 2016, shareholders will receive a statement showing both payments and the shares transferred out of their accounts. The liquidating distribution will generate a Form1099-B and the Direct Payment will generate a Form 1099-MISC. Additionally, shareholders will receive a Form 1099-DIV for all distributions received through August 2015. Shareholders are advised to consult their tax advisor regarding the tax consequences of the liquidating distribution and the Direct Payment in light of their particular investment or tax circumstances.

For access to forms associated with your investment, please visit IncomeTrust.com.

We would like to take this opportunity to thank you, and we appreciate your investment in Global Income Trust, Inc.

Sincerely,

James M. Seneff, Jr.	Thomas K. Sittema
Chairman of the Board	Chief Executive Officer & President

cc: Financial Representatives